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SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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EXPLANATORY NOTE
Filed Document
This filing consists of the following document relating to the proposed acquisition of SoftBrands, Inc. (“SoftBrands”) by an affiliate of Golden Gate Capital and Infor:
          Exhibit A: Transcript of SoftBrands’ employee conference call held on June 12, 2009
Important Information
In connection with the proposed transaction, SoftBrands intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF SOFTBRANDS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND THE OTHER RELEVANT MATERIALS FILED BY SOFTBRANDS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to the stockholders of SoftBrands. The proxy statement and the other relevant materials, when available, and any other documents filed by SoftBrands with the SEC, can be obtained free of charge at the SEC’s website at www.sec.gov and at SoftBrands’ website www.softbrands.com. In addition, stockholders of SoftBrands may obtain free copies of the documents filed with the SEC by contacting SoftBrands Investor Relations at (612) 851-1900 or SoftBrands, Inc., 800 LaSalle Ave., Suite 2100, Minneapolis, Minnesota 55402.
Information Regarding Participants
SoftBrands and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SoftBrands’ stockholders in connection with the proposed transaction. Information concerning the interests of SoftBrands’ participants in such solicitation, including their respective security holdings, is set forth in SoftBrands’ annual proxy statement, which was filed with the SEC on January 12, 2009. Investors may obtain additional information regarding this transaction, SoftBrands and the interests of SoftBrands’ participants in such solicitation by reading the proxy statement for such transaction when it becomes available.

EXHIBIT A
Event Name: SoftBrands Inc Conference Call
Event Date: 2009-06-12T16:20:00 UTC
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Notes:
Converted From Text Transcript
2275141
SoftBrands Inc. Conference Call
June 12, 2009
C: Randal Tofteland; SoftBrands Inc.; President, CEO, Director
C: Renee Conklin; SoftBrands Inc.; VP Human Resources
C: Susan Eich; SoftBrands Inc.; VP, Corporate Communications
******************************************************
C: Randal Tofteland; SoftBrands Inc.; President, CEO, Director
C: Renee Conklin; SoftBrands Inc.; VP Human Resources
C: Susan Eich; SoftBrands Inc.; VP, Corporate Communications
P: Operator;;
P: Editor;;
Presentation —
Operator: Good day ladies and gentlemen, and welcome to the SoftBrands Inc. Conference Call. My name is Lacey and I’ll be your coordinator for today. At this time, all participants are in listen-only mode.
(Operator Instructions)
I would now like to turn the presentation over to your host for today’s call, Mr. Randy Tofteland. Please proceed.
Randal Tofteland: Thank you Lacey, and most importantly, thank you employees for your understanding of kind of these crazy logistics in the last 30 minutes. A couple of just I guess housekeeping things before we dive into the content. Number one, we have received — Renee Conklin has received a number of questions that you have sent in advance, thank you for that. Renee is online to receive further questions and we’ll add to the list.
She has received a number of, what I’ll call, multiple questions on the same topic. So, if you’re question is not — if you don’t hear your question asked verbatim, it’s just because Renee has grouped those questions into a common question. But if there’s new questions that come in, that she believes isn’t covered by those questions, she will add that to the list and we’ll address those.

We are not going to be opening up the line for questions, given the volume of lines that have come in. So, again, your method or avenue for asking questions is to email Renee Conklin as this call proceeds. Additionally, we are recording this call for transcript purposes. That transcript will be filed as part of the announcement for a merger that we announced today.
It’s part of a required process by us, of all of our communications, outbound communications. So, that transcript will be filed. That will guide some of the information that we may not be able to share in detail with you, just again with our limitations that we have. So, unfortunately, if there are some questions that we just are not able to answer, I’m just going to have to state that there will be certainly much greater detail available on the transaction, when we file our proxy, and that as a requirement must be filed in the next 10 business days.
That will be very detailed with information, that if you’re looking to understand more of both the history of this announced transaction or other details, it will be in the proxy, and that’s when everyone will have the opportunity to understand and receive the same information on a global basis.
With that, thank you for your interest, and we’re not surprised by your interest with such a significant announcement as we made this morning. As I reflected on this call, it wasn’t our intent to put together any scripted, prepared remarks, because we’re all part of the same company. And we probably all share a number of the same questions or concerns, that we’re spurred or regenerated, when the announcement came out this morning.
And I’m sure the first one that each and everyone of us thought about is, what does this mean to me, what about me, where do I fit in that? And that being the most important question to each of you, unfortunately there is not any direct answer that will have to some questions. That understanding will unfold over time.
So, what I’m going to try and do, and what my team will help me do this morning of today, is to try and give you just more fuller information, talking more about perhaps who is Infor, and why are they interested in this transaction. And then, with that we’ll follow up with your questions, and then some additional comments and summary of closing.
So, first in case of who is Infor, for those of you that have probably all bounced out to the internet now, and did some research on this company, Infor is the, we believe, the third largest application software company in the world. Most people are very familiar with SAP and Oracle, and that is because, mostly because they are public companies.
And therefore, there is an interest in perhaps stock generation as well as advertising. Infor, being a private company, hasn’t been as interested in brand awareness from a general public standpoint, as a public company would be, but nonetheless they are a very large, very strong company as they compete in the application software space, specifically the mid-market application software space.

They have grown primarily through acquisition, and indeed have done tremendous amount of acquisitions and mergers over the course of the last six, seven, eight years. So, they have a keen understanding in both identifying a company that they’re interested in for fit purposes in their existing portfolio, as well as a very professional, a very thorough process in the identification of or due diligence process of our company.
And we certainly have experienced that, as we’ve worked with Infor over the course of the last couple of months. Why Infor is mostly interested in SoftBrands is we fit very well into their existing businesses. Somewhere over half of their scale of a business, and roughly their $2 billion + company in revenue alone, just point out that we’re sub $100 million, they’re $200 billion +, so a very significant company with 8,000 employees globally.
Our ERP business, our manufacturing business, is a core component of what they’re roughly 50+% of their revenues are. So, it’s a natural fit, that our manufacturing business would fit into Infor, and they have a number of companies, and acquisitions, that they’ve done in the past, that are very similar to our look of type of customers, mid-market customers, what our focus on those customers has been in the last several years.
It’s a natural synergy of fit into that business. On the hospitality side, a large portion of Infor driven revenues are on the financials. So, back office GL, financial type of capabilities. And indeed, they have been marketing heavily in the hospitality industry with their financials offering.
So, to put together what we would consider to be their back office financials, along with some of their other point solutions, like HR solutions etcetera, mirrored with on our hospitality side, the strength of our central reservation capability and property management solutions is a natural fit to both extend the portfolio of offerings that we would have to that market, as well as their portfolio of offerings to that market.
So, combined, the hospitality solutions from Infor to the hospitality space will make a very strong offering, a wider offering at a much larger company, that has an opportunity both to survey much broader global market, than even we can as a global company. But also, the size and scale, that in a consolidating application — enterprise and application software industry, a consolidating space, that will probably I would expect would provide some confidence from both the customer base, as well as prospects.
So, a natural fit in mid-market, typically serving mid-market, natural fit in both industries that we serve, and a rigor and expertise in consolidation and acquisition, that we think can serve and will serve all of the stakeholders, our customers, our employees, our products, and our shareholders in a very positive manner.
So, that’s kind of the why. Where, again coming back to your (point) question of what about me, simply said, there are products, these products and the expertise to serve customers in the market is something that we bring to the Infor family with our knowledge of our different product solutions, whether they be on the base manufacturing side of Infra, Evolution or FourthShift.
The understanding and expertise that we have in the SAP community, and that market space of enterprise SAP community that we’ve always believed and continued to believe, that there is an underserved market there, that we have perhaps the best knowledge as a partner than any other company in the world can bring to Infor. And then, additionally this broader hospitality solution.
But we know the front office, we know CRS, we know PMS, we know how to enterprise applications, not just back office. It is that domain expertise, and technology expertise, that it will both be valued in a very strong interest from the Golden Gate Infor ownership, as this transaction proceeds.
So, hopefully that gives you some idea of background. One comment, before I move into the questions on process. This has been an extensive process, that has had a core group of people involved, certainly my senior leadership team, and a number of key reports that have led this process. It hasn’t just been an Infor process.
When you read about it in the proxy, you will see that there have been multiple, more multiple companies that were interested in a potential merger or acquisition of SoftBrands. We followed a very extensive process, that’s required to do in what’s called a market check, to see, to insure that we are getting the greatest value for our shareholders in this process.
So, I can assure you, we have gone through a extensive and thorough process, that you’ll have the opportunity, if still interested in getting more detail when the proxy is available for all to have a chance to review.
So, that’s just some background. I think most importantly now is to move into some of your questions, and again, I intend to answer as fully as I can in these questions, but in some cases, I’ll ask you to bear with me if we’re just not able to disclose some information at this point.
Q & A -
Editor: Starting at the top, will the salaries for U.S. employees be changed back to our regulated pay rates in July? I have to caveat that as to say, we believe so, yes, although as a team, as a management team, we have not had a chance to review the June forecast looking for the fourth quarter as we committed to you. That will be the indication of what we think is the right and prudent thing to do as a business. Once that June forecast is in, well we will fully come back and communicate to you. So, right now, certainly we — our hope and our intent, just can’t fully commit that to the company as of this point.

Will the U.S. employees be able to recoup the loss of our salary indication time that was forwarded? No, not in — that is a commitment that we’ve made as to making and insuring that we’re delivering the results that we need to deliver up to where we are for the year, and certainly will be for the remainder of June and the third quarter.
Number three, if not, will the rest of the global workforce also give up equivalent pay or vacation accruals? Again, that will be something we will look at and consider when we make decisions off of the June forecast for the fourth quarter. So, when we communicate to you after the June forecast rollup is completed, when we communicate that to you, you in total will be talking about if we have any further programs or initiatives, cost saving initiatives, if there are any things unique to the international employees and regions.
The next question is somewhat redundant. Will there be further salary reductions in July, August and September? I think I probably answered that question.
I am a remote trainer, what are the chances of being retained by the new company. I don’t know what the chance is, other than to come back to you have the domain expertise, that you are required and needed and valued by our company and by our customers today, Infor or any new owner would require those same skills and knowledge of our products and our customer set. So, it is your expertise, and your knowledge and your skill, that is valued both by SoftBrands, as well as any new ownership structure would be. And that would be the reason retention would be made available.
Next question was, does this mean SoftBrands has no more commitments to Wells Fargo? Absolutely not, we have very firm commitments to Wells Fargo. We have debt covenants that must be hit in the third quarter. They’ll continue through until the end of this transaction, but we still have our debt requirements to Wells Fargo, and with those debt requirements, we will still have our — still do have covenants that must be met for that debt.
Next question, in regards to the acquisition, were concessions made by SoftBrands management because of the current economy and our need for financial aid right now? No, we went through, as I indicated, a very rigorous process with multiple companies that know both industries that we are in extremely well, as well as the enterprise value or value of — enterprise value or enterprise companies, software companies today.
And it is that process that determines fair market value. We didn’t make any concessions, we drove for a market that was valuing us up until a few weeks ago at less than 200% of what this transaction was announced with. And there was a run in our stock in the last few weeks, whether or not that was some awareness, I don’t know, of discussions or process we were in, but our stock did rally a bit over the last two weeks.
Yet, in our announcement, we still have almost a 100% premium to where the market, the stock market and the public investors have been valuing our company. So, we drove for the fairest top value we could for our common shareholders in this transaction.

Next question is a little bit tougher one. It’s what’s meant by an affiliate of Golden Gate and Infor, is it a separate entity that is making the acquisition? A separate entity is being set up for the acquisition, the ownership of Golden Gate Capital and Infor have done structures like this in the past. They do it for reasons to preserve their own capital structure.
Obviously, they too have — are dealing with their own balance sheets and income statements, and in this case, for their own reasons, they have elected to do this as a separate entity that they are acquiring, but it will operate — we believe, will operate with very similar to being part of or a side-by-side ownership of the Infor company.
In regards to stock options, can we explain the term ‘In the money’? So, for employees that have SoftBrands equity, whether it be stock options or appreciation rights, SARS as they’re called or restrictive stock units that you’ve received for whatever reason over time. In the case of restricted stock or RSUs, those obviously have a value when the merger closes of $0.92.
So, they are obviously in the money. If you have stock options or SARS, and they are — the strike price of those is below $0.92, so if they were granted at a strike price of $0.50 or something, then the difference or the value between that $0.50 and $0.92 would be the value received, when the merger would be closed in the next 60 to 90 days.
If they have a strike price above $0.92, then those options would have — or SARS would have no value. So, at the close of the transaction, options, SARS and RSUs, that have a lower, $0.92 or lower strike price, or in the case of stock, will receive a $0.92 value minus the strike price of the SARS and options. And I understand these are always a difficult, complex topic. So, if you wanted to speak to your manager, if they can’t explain it, we’ll continue to help in that topic.
And then, will the stock options that are not correctly vested, become vested? The answer is yes. At the time of closing, any options or SARS that are in the money, whether they are vested or unvested, will accelerate or vest at that time.
Next question is, the board had approved an option exchange program, will SoftBrands be proceeding with this program in light of this news? The answer is no. The shareholders approved the options exchange program in our February shareholders meeting.
There was some knowledge of these discussions, not specifically with Infor, but as part of this process of interest in potential — companies interested in potentially acquiring SoftBrands. Therefore, it would have been — if we were incapable of doing the options exchange program, knowing of that type of insider information made us put the options exchange program on hold. And obviously, now that this news is disclosed, the options exchange program will not be evoked.

Next question is, can you talk about the transition team, and who will be participating on this team from SoftBrands, and how soon will those integration activities begin? First, from a timing standpoint, because we are a public company, there are some very defined requirements from the Securities and Exchange Commission.
One of those is to review whether there are any anti trust issues with the transaction, and that goes under a term called Hart-Scott-Rodino, and it is just to review the transaction before any integration planning can take place. That again is up to the length of time for the review. We’d estimate probably within 30 days that review would be completed.
Then, there will be some integration and transition planning that will take place between SoftBrands management and Infor management. It’s too early to name or identify who will be on those transition teams, but certainly the senior leadership of our three business units, our base manufacturing business, our SAP business, our hospitality business.
So, Joe Terry and Diane, and some of the key leaders from those teams will clearly be spearheading those integration and planning discussions, but again they will not take place until the other trust review is completed. I’ve got a couple of questions left on this list, and then I’ll be checking to see if Renee has received any new questions.
Next question though is, since Infor is a competitor of SAP in the mid-market space, is it possible that SAP will stop the cooperation with SoftBrands on FourthShift edition for SAP business one, and is our management team thinking about this? We are absolutely thinking about it. It was a key topic and discussion in the due diligence process with Infor.
Infor clearly has an understanding and an interest in that same mid-market partnership space with SAP as we have. They know it’s underserved, but it is too early to tell whether there will be any changes that take place in that relationship and partnership. All is we can say is, over the course of this transition period, and before the closing, that will be a key topic and discussion, that we, Infor and SAP need to connect on and have discussions on.
Final question on the list before I go to some new questions from Renee; if my position is redundant, will I receive severance pay? I think the best way for me to answer that question is, it’s obviously very typical and normal course of business if there is redundancy, and that leads to termination, that there is a severance period.
I can’t speak to that severance period. That will be part of the integration process that will go on, and the planning process that will go on down the roadways, but all that I can say is, that certainly is very industry norm, and our norm. And I believe, and I can’t speak for Infor, but I would believe it would be their industry norm as well.
Our next question looks like one I’m going to be handing off to Renee. It says, what will happen to my vacation accrual, medical plan and other benefits, such as 401-K?

Renee Conklin: Thank you Randy. We will be, as Randy indicated, there is a lot of integration activities that needs to take place, and once the acquisition actually goes through in September timeframe, this will become our focus, and we’ll be able to answer this question in more detail at that time. I would believe that the benefits will be integrated at some point in time, and may change slightly, but I believe Infor does have a very competitive benefits package, that each employee would be eligible for.
Randal Tofteland: Thanks Renee. So, the final question we have is that did Infor reach out to SoftBrands or was SoftBrands put up for sale? It’s really neither. We did have an inbound inquiry to SoftBrands. Whether or not we were interested in divesting part of the company or perhaps all of the company, that is very normal course of business.
And it’s why it’s just a question that a public company can’t ever answer directly, when it’s asked are we interested in selling the company? As a public company, it’s being owned by our shareholders, the management team of the company’s (always) number one role is to look out for the best interest of our common shareholders.
That is (always) generally leads to ongoing conversations that multiple companies are having about the synergies or benefits of creating greater value if they were merged, acquired or whatever it may be. So, in this case, we had an inbound inquiry about our interest. We explored that as is normal in these situations. It lead to ever-increasing interest in continuing those conversations, and again this will be outlined in the proxy, and I won’t go into too much detail.
But let into the requirement for us, given the seriousness or a strong interest in that inbound inquiry come into the company, then for the company to follow some process to ensure that we had a known value of what others maybe interested in the company.
And it was through that extension of what’s called the market check, is where Infor became one of the companies that was touched to see if they would have an interest as well in the company. So, it was through that type of process, is how Infor and ultimately Infor moved into very serious discussions with the company over the last several weeks. Renee, any...?
Renee Conklin: Yes, I’m going to read them to you Randy. The next question is, will SoftBrands’ headquarters and hospitality’s headquarters stay in Lake Forest after the acquisition?
Randal Tofteland: So, it’s too early to tell. I don’t know the answer to that. What I can share is that we’ve reviewed our offices, where our offices are located around the globe along with Infor, where their offices are. There is a tremendous amount of synergy in where our officer are, and where Infor’s offices are. So, Infor does have an office here in the twin cities.

They do have an office in Southern California. I believe I recall that both those offices are much smaller offices than our officer are in those locations, but it will be part of that transition where they will look at everything from length of leases, cost of those space and so forth. But it certainly would be their goal, I believe, over time to consolidate where they have two offices into one. And therefore, they again have a presence in both Southern California and in Minneapolis, and they’ll make those decisions as part of the transition.
Renee Conklin: Okay, the next question is, what was Infor’s relationship to Agilysys?
Randal Tofteland: That’s a complex question. So, Agilysys is the name of a hospitality company that we compete with in our hospitality space. Infor, in its very early days, it its first, I’m going to say, two years, and I know this is not exactly right, but its first couple of years of existence, seven, eight years ago, when it was formed, its company name was Agilysys.
There is no correlation or relationship between what that Agilysys was, and what the Agilysys, our hospitality employees and colleagues would know as who is in the marketplace today. So, it’s just a coincidence, that at one time, Infor’s name was Agilysys, and no relationship to the Agilysys that exists and competes today.
Renee Conklin: The final question that I have is, will Randy and Greg still have roles in Infor?
Randal Tofteland: Well, thank you for your interest, and maybe you’ve been hoping that the answer to that is no, but I appreciate the question. Again, none of those final decisions have been made, and the transition will determine that, but as soon as the final answer is on that question, we’ll certainly let you know. Until then, you’re just going to have to put up with Greg and I and all of us working together as we proceed through the transition.
Renee Conklin: Those are all the questions.
Randal Tofteland: Okay, thank you Renee. I’ve got a couple of additional housekeeping things that I want to point out, and this might be one that if you have a pen, you’ll want to write this down, but I think I’m going to have to have Susan, because I think I get it, but the handwriting looks like mine in this case. So, one thing that we want to make you aware of is that we have setup — is it set up or we’re setting it up?
Susan Eich: Yes, it is set up.
Randal Tofteland: Okay, so it’s already active at an email address called ask@softbrands.com. That will be a forum that you can continue to submit questions. Susan will triage that — manage that site, and triage those questions, but it’s again ask@softbrands.com. Your questions, and as this process goes on over the course of weeks and months, you will be getting much more specific answers to your questions than we can today.

And again, we just ask for your understanding in the early stages of this announcement, but ask@softbrands.com. And additionally, there is a special section of the link that has been created. There’s already materials that are there, that you can go and refer to. That site will continue to extend over the next 60 to 90 days, and we’ll just populate it as we have more material, more knowledge. But on the link, look for the area that’s been created about this announcement, and you will be able to find those materials.
Susan Eich: And I will send out an email, so everyone knows where to find it on the link.
Randal Tofteland: Thank you Susan. So, I am going to wrap up with some summary comments, and I hope you found this call, and this information useful. But I am in a stress, I think this is the most important parts of what I will share with you from this call. And first is, SoftBrands remains SoftBrands.
We are a standalone company. Well, we do the same things today as we did yesterday before this announcement, and we’ll continue to do those same things and operate as the same company over the course of the next weeks and months. Therefore, stay focused, we must stay focused.
Our customers deserve that, our prospects and our products deserve that, and most important all of your colleagues deserve that we continue to act in the same professional and high quality manner of focusing on our prospects, our customers and our products. So, stay focused, take care of your customers, chase new prospects, sell more software, deliver services. It’s key that we stay focused through this horizon.
Secondly, confidentiality. As a public company, and now especially with this announcement, there are just folks that are not out there looking for our or your best interests, and they will be looking for all kinds of ways for them to find information that they could spin in different ways that they shouldn’t spin it.
So, your confidentiality in keeping or interfacing with external sources, that if you’re asked a question, the best thing you can do is ask that question — this would be one where if Susan Eich’s mailbox gets full, that’d be an okay thing. She will triage those inquiries. But you, whatever you would say, you will be representing the company as a spokesperson for the company, and you just don’t want to be in that situation.
So, confidentiality is critical and key along with as we stay focused and move this forward, because I sincerely believe, and I hope over time you do as well, that this announcement is in the best interest of this company. We have found, as you know, that as a sub $100 million software application company to compete in today’s consolidating enterprise software space, becomes more difficult.
And the longer that the challenging economy surrounds us, the difficult it does remain to be compete. Therefore, aligning ourselves with a larger company that has a scale and a sustainability, that has a same keen interest on the mid market that this heritage of this company has been, that provides a broader product set for you and our customers, is truly in the best interest of the company. And ultimately, the transaction that was negotiated, we believe, in the best interest of our shareholders.
Our shareholders will tell us whether they agree with that. That is a open question that will be determined over the next several months. We believe our shareholders will be very supportive of this transaction. I believe you over time will be very supportive of the new company and the stronger, competitive company that this will create as we go forward. And I believe over time, we hope over time, that you will support that and believe that as well.
With that, if there are folks in Asia, that have stayed up to join this call, or in India, even some of our friends in Europe, that have dialed in late, thank you for your interest. Most importantly, thank you for all of your support that you have always given SoftBrands. Now, continue to stay focused, understand the risk of confidentiality and we’ll continue to proceed over the next several months as a very strong SoftBrands, and then ultimately a merged company down the road.
With that, I’m going to see if my team has any further comments that anybody else would like to make. A lot of head shaking, a no, so Lacey, I think that concludes our call and thank you for helping us with the logistics of the call.
Operator: You’re welcome. Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day everyone.